Exhibit 2(i) under Form N-1A
                                          Exhibit 3(ii) under Item 601/Reg. S-K

                            Amendment No. 1 to Bylaws

                           VISION GROUP OF FUNDS, INC.

                           Effective September 1, 1997




     Delete in its entirety Section 1 of Article 4 and substitute in its place the following:


      "SECTION 1. Certificates. The Corporation may, in its discretion, issue a stock certificate or certificates to a stockholder, certifying the number and kind of full shares owned by him, signed by the President, a Vice President or the Chairman of the Board and countersigned by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, which signatures may be either manual or facsimile signatures, and sealed with the seal of the Corporation, which seal may be either facsimile or any other form of seal. Stock certificates shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors."